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                                                                   EXHIBIT 10.29


June 10, 1999


Mr. Michael Vukelich
3478 Buskirk Avenue, Suite 260
Pleasant Hill, CA  94523

Dear Mike:

         This letter shall serve to confirm our conversation regarding the change in your title and responsibilities at Color Spot Nurseries, Inc. ("Color Spot"). Effective immediately, you shall relinquish your title as Chief Executive Officer but maintain your title as Chairman of the Board. Chairman of the Board is a non-officer position. Your Employment Agreement dated as of December 31, 1996 (the "Employment Agreement") is hereby amended
(x) to provide that the Company shall employ you as Chairman of the Board and that you shall have such authority and responsibilities as are consistent with being Chairman of the Board and (y) to provide that the Employment Period (as defined in the Employment Agreement) shall expire on December 31, 2000; however the renewal provisions remain unchanged.

         In addition, your bonus potential shall be revised as follows:

         (x) For the fiscal year ending June 30, 1999, you shall be eligible to receive a bonus consistent with Company bonus plan as approved by the Board of Directors.

         (y) For any fiscal year after June 30, 1999, the bonus referred to in Section 5.2 of the Employment Agreement shall be amended as follows:


         Achieve less than 80% of plan*              0
         Achieve 80% of plan                         17.5% of Base Salary
         Achieve 100% or more of plan                35% of Base Salary

MID-TERM BONUS

         Payout @ Minimum
         ----------------
         Minimum of plan*                            35.0% of Base Salary
         10% over plan                               52.5% of Base Salary
         20% over plan                               70% of Base Salary


* In all cases, "plan" shall mean the plan approved by the Board of Directors.

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         No bonus, however, shall be payable as part of any Renewal Severance
         Payment.

         This letter shall also serve to confirm that the definition of "Triggering Event" contained in the Stock Repurchase Agreement dated as of December 31, 1996 (the "Stock Repurchase Agreement") among Color Spot, yourself and Jerry L. Halamuda, is hereby amended as it relates solely to you (including your successors in event of your death) to also include (A) the election by Color Spot to not renew your Employment Agreement as provided in
Section 4 of the Employment Agreement, (B) if you are terminated at any point without "Cause" (as defined in the Employment Agreement) or (C) if you voluntarily terminate the Employment Period after December 31, 2000.

         Except as set forth in this letter, your Employment Agreement and the Stock Repurchase Agreement shall remain in full force and effect. However, you also hereby resign as an officer and director of each of the subsidiaries of Color Spot. The foregoing amendments and your resignations shall not be deemed to be termination without Cause for the purpose of any agreement between you and Color Spot.

                                            Sincerely,

                                            By: /s/ RICHARD E. PARKER
                                                --------------------------
                                            Name:  Richard E. Parker
                                            Title: Chief Executive Officer

                                            On Behalf of the Board of Directors

ACCEPTED AND AGREED


/s/  MICHAEL VUKELICH
----------------------
Name: Michael Vukelich